Exhibit 3.3

WELLS TIMBERLAND REIT, INC.

FIRST AMENDMENT

TO SECOND AMENDED AND RESTATED BYLAWS

1.    The Second Amended and Restated Bylaws (the “Bylaws”) of Wells Timberland REIT, Inc., a Maryland corporation, are hereby amended by deleting therefrom in its entirety Article XIII and inserting in lieu thereof a new Article XIII to read as follows:

ARTICLE XIII

AMENDMENT OF BYLAWS

Except as provided otherwise in Section 4 of Article XIV, the Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

2.    The Bylaws are hereby further amended by inserting a new Article XIV to read as follows:

ARTICLE XIV

MISCELLANEOUS

Section 1.    DEFINITIONS.    Unless otherwise defined in these Bylaws, capitalized terms used in this Article XIV have the meanings given to them in the Charter.

Section 2.    DETERMINATION OF SUITABILITY OF SALE.    The Sponsor and each Person selling Common Shares on behalf of the Sponsor or the Corporation shall make every reasonable effort to determine that the purchase of Common Shares by a Stockholder is a suitable and appropriate investment for such Stockholder.

Section 3.    ROLL-UP TRANSACTIONS.    If an appraisal of all of the Corporation’s assets obtained in connection with a proposed Roll-Up Transaction (the “Appraisal”) will be included in a prospectus used to offer the securities of a Roll-Up Entity, the Appraisal shall be filed with the Securities and Exchange Commission and the securities commissions of the various states as an exhibit to the registration statement for the offering and the Roll-Up Entity using the Appraisal shall be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the Appraisal.

Section 4.    AMENDMENT.    Notwithstanding anything in these Bylaws to the contrary, any amendment of this Article XIV shall be valid only if approved by the affirmative vote of Stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

3.    Except as set forth herein, the Bylaws shall remain in full force and effect.